EXHIBIT 99.2

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF
                                 EAST PENN BANK

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                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD ON THURSDAY, MAY 22, 2003

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TO THE SHAREHOLDERS OF EAST PENN BANK:

      The Board of Directors will hold the Annual Meeting of Shareholders of East Penn Bank at 7:00 p.m., Eastern Standard Time, on May 22, 2003, at Allen Organ Company, 3370 Route 100, Macungie, Pennsylvania 18062, for the following purposes:

      o To approve and adopt the plan of reorganization and related plan of merger providing for the reorganization of the bank as the wholly-owned subsidiary of East Penn Financial Corporation;

      o To elect four Class B directors to serve on the board of directors of East Penn Bank for a three-year term and until their successors have been duly elected and qualified;

      o To ratify the selection of Beard Miller Company LLP, Certified Public Accountants, of Allentown, Pennsylvania, as the independent auditors of the bank for the year ending December 31, 2003;

      o If necessary, to adjourn the annual meeting to a later date to permit further solicitation of proxies if there are insufficient votes at the time of the meeting to constitute a quorum or to approve the plan of reorganization and the plan of merger; and

      o To transact other business as may properly come before the annual meeting and any adjournment of the meeting.

      We describe the reorganization to be voted upon at the meeting more fully in the attached proxy statement/prospectus. Annex A is a copy of the Plan of Reorganization and Plan of Merger.

      Approval and adoption of the Plan of Reorganization and Plan of Merger requires an affirmative vote of the holders of at least 75% of the bank's outstanding shares. Only those shareholders of record at the close of business on March 24, 2003, will be entitled to vote at the meeting.

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      Whether or not you expect to attend the meeting in person, you are urged to sign, date and promptly return the enclosed proxy. We enclose a self-addressed stamped envelope for your convenience. The prompt return of your signed proxy, regardless of the number of shares you hold, will aid the bank in reducing the expense of additional proxy solicitation. Signing and returning the proxy does not affect your right to vote in person if you attend the meeting and give notice to the Secretary of the bank.

                                          By Order of the Board of Directors,


                                          Brent L. Peters, President and
                                          Chief Executive Officer

_________________, 2003